                                                                                                  Exhibit 99.1
Contacts:
Investor Relations                                                                                                                                                         Trade Relations
Linda Lennox                                                                                                                                                             Betty LaBaugh
Investor Relations Consultant                                                                                                                                                  Public Relations Manager
(203) 275-6292                                                                                                                                                           (603) 594-8585, ext. 3441
llennox@presstek.com                                                                                                                                                      blabaugh@presstek.com

Presstek Announces Second Quarter 2009 Financial Results
•	$10 million in expected annualized savings through additional cost reductions
•	Non-cash charges totaling $35.9 million—write down of goodwill and a deferred tax asset valuation allowance
•	Presstek to debut its new long-run thermal plate at Print 09

Greenwich, CT – August 13, 2009 – Presstek, Inc. (NASDAQ: PRST), a leading manufacturer and marketer of digital offset printing business solutions, today reported financial and operating results for the second quarter ended July 4, 2009.  The Company’s second quarter 2009 results reflect the global economic recession and significant non-cash charges.

Including non-cash, non-routine charges totaling $35.9 million, the Company incurred a loss from continuing operations (after tax) for the second quarter of 2009 of $39.9 million, or $1.09 per share, compared with income from continuing operations of $1.0 million, or $0.03 per share, in the second quarter of 2008.  Results from continuing operations exclude the Company’s Lasertel subsidiary, which is currently being marketed for sale and is recorded in discontinued operations.

Excluding the non-cash, non-routine charges, the Company reported a pre-tax operating loss in the second quarter of 2009 of $3.6 million, a decrease of $5.6 million from the prior year.  In addition to lower sales, earnings were negatively impacted by foreign currency exchange rates and a $0.7 million increase in bad debt reserves, partially offset by continued improvements in operating expenses.

Second quarter 2009 revenue totaled $33.5 million, compared to $51.6 million in the second quarter of 2008, reflecting the global economic recession and an unfavorable change in foreign currency exchange rates.

“Although non-cash charges and additions to our bad debt reserves significantly reduced our second quarter results, we were able to hold sequential quarterly revenues relatively stable despite ongoing challenges created by the state of the economy,” said Presstek Chairman, President and Chief Executive Officer, Jeff Jacobson.

Cost-Reduction Initiative
The Company has begun implementing additional cost reductions that primarily will be completed by the end of 2009 and will generate approximately $10 million of annualized savings.  Including savings from the Company’s Business Improvement Plan, once these additional actions are fully implemented, the Company will have achieved nearly $40 million in annualized savings since 2007.  Presstek expects to incur one-time costs of approximately $1.0 million related to these actions.  As part of these initiatives, the Company will reduce its global workforce across all levels of the organization by approximately 60 positions, or ten percent.  Additional cost actions will result in the elimination of the 401(k) company matching contribution and furloughs in certain of the Company’s operating areas.

“These actions, while difficult, are necessary to help us weather the current economic conditions and properly position ourselves to capture market share and grow revenues once the industry and economy start to recover,” added Jacobson.  “We strongly believe in the strategy we have put in place and will continue to stay focused on building a stronger product portfolio and expanding our distribution channels while carefully managing our cost structure and cash position.”

Second Quarter 2009 Financial Results
Revenue for the second quarter of 2009 fell $18.1 million, or 35 percent, to $33.5 million when compared to the same quarter in 2008.  The year-over-year decline in revenue was driven primarily by the deterioration of the global economy resulting in a 64 percent reduction in equipment sales due to delays in customer purchasing decisions and continued tightening in the credit markets.  Consumable sales were down 26 percent in the second quarter of 2009 to $21.1 million, when compared to the second quarter of 2008.  The decline in consumables revenue was primarily attributable to lower print volume.  However, sales of 52DI plates were up 14 percent from last year’s second quarter performance.  In addition, sales of Presstek’s new chemistry-free CTP thermal plate, Aurora Pro, were up 54 percent over last year’s second quarter sales.  Service revenue declined approximately 16 percent to $7.2 million in the second quarter of 2009 primarily due to reduced service of traditional equipment and lower parts sales.

Gross margin in the second quarter of 2009 was 32.9 percent, compared with 33.8 percent in the second quarter of 2008. Margins in the second quarter of 2009 were negatively impacted by an unfavorable change in foreign currency exchange rates as well as lower manufacturing productivity.

Excluding the goodwill impairment charge of $19.1 million and a $0.7 million addition to bad debt reserves, second quarter operating expenses declined to $13.9 million, reflecting a year-over-year improvement of $1.5 million, or approximately 10 percent.  Lower expenses resulted primarily from cost reduction activities as well as lower trade show costs and restructuring charges.

Second Quarter 2009 Non-Cash Accounting Charges
Special charges totaled $19.2 million in the second quarter of 2009, primarily due to the Company recording a non-cash, non-routine charge of $19.1 million related to goodwill.  The goodwill write-off reflects the full impairment of amounts relating to the 2004 acquisitions of A.B. Dick and Precision Lithograining.

During the second quarter of 2009, the Company also recorded a non-cash valuation allowance against its deferred tax assets of $16.8 million related to its U.S. business entities.  However, the benefit of the net operating losses remains available to offset the Company’s future U.S. income tax liability.

The Company’s second quarter 2009 debt net of cash totaled $13.1 million, an increase of $3.5 million from the first quarter of 2009.  This increase was due to lower earnings, the timing of inventory purchases, and the reduction of accrued expenses.  However, debt net of cash was down $9.6 million, or 42 percent, from the second quarter of 2008.

Including discontinued operations and the non-cash charges, the Company reported a net loss of $41.4 million for the second quarter of 2009, compared with net income of $0.6 million in the second quarter of 2008.

Credit Facility
As a result of the Company’s financial performance during the second quarter, the Company is not in compliance with certain financial covenants under its credit agreement.  The Company is in discussions with the agent bank to ensure that the Company continues to have access to its revolving credit facility.  Concurrently, the Company is in discussions with potential lenders concerning a new credit facility and expects to have a new credit agreement in place on or prior to the expiration of the current credit agreement on November 4, 2009.

Print 09 Trade Show
“While we are disappointed with the impact that the economy has had on our business, we remain encouraged about our future and are making good progress toward our key strategic initiatives,” commented Jacobson.  “We have many exciting new products in our pipeline, some of which will be highlighted at the upcoming Print 09 trade show taking place next month in Chicago.  We will officially announce our first long-run thermal plate at Print 09, which will debut as an expansion to our current digital plate offerings.  Our newest offering is a non-preheat thermal technology plate which, along with our latest chemistry-free technology, can be imaged on a substantial number of new and a large installed base of existing platesetters worldwide.  In addition, we will be showcasing a 52DI press with ultraviolet printing capability, which is currently available, as well as a 52DI with aqueous coating capability, which will be available for order starting in the fourth quarter of 2009.”

Second Quarter 2009 Report on Form 10-Q
The Company announced it would be filing a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission regarding its quarterly report on Form 10-Q for the second quarter of 2009.  The late filing is caused by delays in documenting supporting schedules for the report.  The Company expects to file its second quarter 2009 Form 10-Q within the five-day extension period permitted by the Securities and Exchange Commission.

Information Regarding Non-GAAP Measures
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides non-GAAP financial measures, including debt net of cash, which is defined as debt minus cash, and other GAAP measures adjusted for certain charges, which the Company believes are useful to help investors better understand its past financial performance and prospects for the future.  A full reconciliation of GAAP to non-GAAP measures is provided in the financial tables below.  Supplemental financial information has been provided with this release to provide additional details on the Company's performance.

Conference Call and Webcast
Management will discuss Presstek's second quarter 2009 results in a conference call today at 10:30 a.m. Eastern Time.  Conference call information is below:

Conference Call Access:
Domestic Dial In: 866-713-8564
International Dial In: 617-597-5312
Passcode: 44029027

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from Thursday, August 13, 2009 at 1:30 PM Eastern Time until Thursday, August 20, 2009 Eastern Time at 11:59 PM.

Rebroadcast Access:
Domestic Dial In: 888-286-8010
International Dial In: 617-801-6888
Passcode: 99214445

An archived webcast of this conference call will also be available on the "Investor Events Calendar" page of the Company's web site, www.presstek.com.

About Presstek
Presstek, Inc. is a leading manufacturer and marketer of high tech digital imaging solutions to the graphic arts and laser imaging markets.  Presstek's patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs.  Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins.  Presstek subsidiary, Lasertel, Inc., manufactures semiconductor laser diodes for Presstek's and external customers' applications.  For more information visit www.presstek.com, or call 603-595-7000 or email: info@presstek.com.  DI is a registered trademark of Presstek, Inc.

“Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
Certain statements contained in this News Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected revenue, gross margins, operating income (loss), EBITDA, asset impairments, expectations concerning the reductions of costs, the level of customer demand, the results of the Company’s Business Improvement Plan, the ability of the Company to achieve its stated objectives, and the Company’s expectations concerning its ability to access its current revolving credit facility and to obtain a new credit facility.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to: the severity and length of the current economic downturn,  the impact of the economic downturn on the availability of credit for the Company’s customers, the ability of the Company to continue to have access to its revolving credit facility, the ability of the Company to obtain an adequate credit facility to replace its current credit facility, the Company’s ability to successfully market its Lasertel subsidiary for sale, market acceptance of and demand for the Company's products and resulting revenue, the ability of the Company to successfully expand into new territories, the ability of the Company to meet its stated financial and operational objectives, the Company's dependence on its partners (both manufacturing and distribution), the results of the pending formal investigation by the Securities and Exchange Commission and the impact of any civil penalty on the Company, the ability of the Company’s insurer to fund the settlement of the class action lawsuit and certain costs associated with the lawsuit and the SEC investigation, and other risks and uncertainties detailed in the Company's 2008 Annual Report on Form 10-K and the Company's other reports on file with the Securities and Exchange Commission.  The words "looking forward," "looking ahead," "believe(s)," "should," "may," "expect(s)," "anticipate(s)," "project(s)," "likely," "opportunity," and similar expressions, among others, identify forward-looking statements.   Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.  The Company undertakes no obligation to update any forward-looking statements contained in this news release.

PRESSTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per-share data)
(Unaudited)

	Three months ended		Six months ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008

Revenue
Product	$26,324	$43,086	$53,220	$84,476
Service and parts	7,186	8,520	14,750	17,924
Total revenue	33,510	51,606	67,970	102,400

Cost of revenue
Product	17,107	27,602	33,484	53,070
Service and parts	5,367	6,539	11,356	13,465
Total cost of revenue	22,474	34,141	44,840	66,535

Gross profit	11,036	17,465	23,130	35,865

Operating expenses
Research and development	1,164	1,275	2,424	2,638
Sales, marketing and customer support	6,884	7,903	13,249	15,323
General and administrative	6,321	5,416	12,293	12,389
Amortization of intangible assets	233	274	487	565
Restructuring and other charges	38	560	122	1,195
Goodwill impairment	19,114	-	19,114	-
Total operating expenses	33,754	15,428	47,689	32,110

Income (loss) from operations	(22,718)	2,037	(24,559)	3,755
Interest and other income (expense), net	(246)	185	214	(287)

Income (loss) from continuing operations before income taxes	(22,964)	2,222	(24,345)	3,468
Provision for income taxes	16,905	1,219	16,630	1,578

Income (loss) from continuing operations	(39,869)	1,003	(40,975)	1,890
Loss from discontinued operations, net of income taxes	(1,580)	(436)	(1,665)	(1,105)

Net income (loss)	$(41,449)	$567	$(42,640)	$785

Earnings (loss) per share - basic
Income (loss) from continuing operations	$(1.09)	$0.03	$(1.12)	$0.05
Loss from discontinued operations	(0.04)	(0.01)	(0.04)	(0.03)
	$(1.13)	$0.02	$(1.16)	$0.02
Earnings (loss) per share - diluted
Income (loss) from continuing operations	$(1.09)	$0.03	$(1.12)	$0.05
Loss from discontinued operations	(0.04)	(0.01)	(0.04)	(0.03)
	$(1.13)	$0.02	$(1.16)	$0.02

Weighted average shares outstanding
Weighted average shares outstanding - basic	36,665	36,584	36,652	36,578
Dilutive effect of stock options	-	16	-	12
Weighed average shares outstanding - diluted	36,665	36,600	36,652	36,590

PRESSTEK, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	July 4,	January 3,
	2009	2009

ASSETS
Current assets
Cash and cash equivalents	$4,453	$4,738
Accounts receivable, net	26,570	30,759
Inventories	38,864	37,607
Assets of discontinued operations	13,607	13,330
Deferred income taxes	243	7,066
Other current assets	3,864	4,095
Total current assets	87,601	97,595

Property, plant and equipment, net	25,024	25,530
Goodwill	-	19,114
Intangible assets, net	4,399	4,174
Deferred income taxes	700	10,494
Other noncurrent assets	500	606

Total assets	$118,224	$157,513

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt and capital lease obligation	$1,644	$4,074
Line of credit	15,948	12,415
Accounts payable	14,996	12,060
Accrued expenses	9,824	13,261
Deferred revenue	6,525	7,300
Liabilities of discontinued operations	5,950	5,702
Total current liabilities	54,887	54,812

Other long-term liabilities	159	170

Total liabilities	55,046	54,982

Stockholders' equity
Preferred stock	-	-
Common stock	368	366
Additional paid-in capital	119,178	117,985
Accumulated other comprehensive loss	(3,855)	(5,954)
Accumulated deficit	(52,513)	(9,866)
Total stockholders' equity	63,178	102,531

Total liabilities and stockholders' equity	$118,224	$157,513

PRESSTEK, INC.
CONTINUING OPERATIONS SUPPLEMENTAL FINANCIAL INFORMATION
$000's
(Unaudited)

	Q2 2008	Q3 2008	Q4 2008	Q1 2009	Q2 2009
Key Units
DI Presses (Excludes QMDI)	35	37	25	13	11
CtP Platesetters (Excludes DPM)	31	36	35	24	21

Revenue - Growth Portfolio
DI Presses (Excludes QMDI)	11,863	12,867	7,528	3,521	3,732
Presstek Branded DI Plates	4,796	4,653	4,661	4,025	4,301
Total DI Revenue	16,659	17,520	12,189	7,546	8,033

Presstek CtP Platesetters (Excludes DPM)	2,183	2,228	2,039	1,109	1,505
Chemistry Free CtP Plates	5,136	4,064	4,402	3,426	3,678
Total CtP Revenue	7,319	6,292	6,441	4,535	5,183

Service Transfer	(1,334)	(976)	(1,176)	(601)	(603)
Service Revenue	3,110	2,804	3,002	2,723	2,588

Total Revenue - Growth Portfolio	25,754	25,640	20,456	14,203	15,201

Revenue - Traditional Portfolio
QMDI Platform	4,357	3,456	3,417	2,962	2,987
Polyester CtP Platform	4,524	4,077	3,601	3,575	3,178
Other DI Plates	2,249	2,059	1,693	1,295	1,128
Conventional/Other	9,427	7,943	7,916	7,775	6,608
Total Product Revenue - Traditional	20,557	17,535	16,627	15,607	13,901

Service Transfer	(116)	(85)	(102)	(190)	(190)
Service Revenue - Traditional	5,411	5,444	5,336	4,840	4,598

Total Revenue - Traditional Portfolio	25,852	22,894	21,861	20,257	18,309

Total Revenue	51,606	48,534	42,318	34,460	33,510

Product Revenue Components %
Growth	49.9%	52.8%	48.3%	41.2%	45.4%
Traditional	50.1%	47.2%	51.7%	58.8%	54.6%

Geographic Revenues (Origination)
North America	35,918	35,244	32,374	26,715	26,076
Europe	15,688	13,290	9,944	7,745	7,434
Consolidated	51,606	48,534	42,318	34,460	33,510

Gross Margin
Presstek
Equipment	10.1%	15.1%	11.7%	5.9%	0.9%
Consumables	49.1%	49.5%	51.2%	46.7%	43.5%
Service	23.3%	26.1%	29.7%	20.8%	25.3%
Consolidated	33.8%	34.7%	37.9%	35.1%	32.9%

Operating Expense (Excluding Special Charges) (A)	$14,868	$14,337	$16,409	$13,851	$14,602

Profitability
Net income (loss)	$567	$195	$(456)	$(1,191)	$(41,449)
Add back: Loss from discontinued operations	436	431	1,070	85	1,580
Net income (loss) from continuing operations	1,003	626	614	(1,106)	(39,869)
Add back:
Interest	195	147	121	56	110
Other (income) expense	(380)	212	(1,705)	(516)	136
Tax charge (benefit)	1,219	1,153	49	(275)	16,905
Impairment	-	-	-	-	19,114
Other charges (credits)	560	374	539	84	38
Operating income (loss) from continuing operations	2,597	2,512	(382)	(1,757)	(3,566)
Add back:
Depreciation and amortization	1,440	1,379	1,172	1,191	1,150
Other income (expense)	380	(212)	1,705	516	(136)
EBITDA From Continuing Operations (A)	$4,417	$3,679	$2,495	$(50)	$(2,552)

Cash Earnings From Continuing Operations
Income (loss) from continuing operations	1,003	626	614	(1,106)	(39,869)
Add back:
Other charges (credits)	560	374	539	84	38
Impairment	-	-	-	-	19,114
Depreciation and amortization	1,440	1,379	1,172	1,191	1,150
Non cash portion of equity compensation (2006 forward 123R related)	381	498	482	457	505
Non cash portion of taxes	371	749	36	(454)	17,071
Cash Earnings From Continuing Operations (A)	3,755	3,626	2,843	172	(1,991)

Working Capital
Current assets (excluding net assets of discontinued operations)	$103,619	$93,152	$84,263	$83,850	$73,994
Current liabilities
Short-term debt	25,356	15,130	16,489	14,941	17,592
All other current liabilities	45,250	37,163	32,575	33,847	31,345
Current liabilities	70,606	52,293	49,064	48,788	48,937
Working capital	33,013	40,859	35,199	35,062	25,057
Add back short-term debt	25,356	15,130	16,489	14,941	17,592
Working capital, excluding short-term debt (A)	$58,369	$55,989	$51,688	$50,003	$42,649

Debt net of cash (A)
Calculation of total debt:
Current portion of long-term debt	$10,356	$3,240	$4,074	$2,454	$1,644
Line of credit	15,000	11,890	12,415	12,487	15,948
Long-term debt, net of current portion	1,644	834	-	-	-
Total debt	27,000	15,964	16,489	14,941	17,592
Cash	4,268	2,634	4,738	5,262	4,453
Debt net of cash	$22,732	$13,330	$11,751	$9,679	$13,139

Days Sales Outstanding	64	60	69	74	69

Days Inventory Outstanding	86	87	87	100	105

Capital Expenditures	$417	$437	$831	$180	$238

Employees	628	622	608	612	608

A.   Operating expenses, excluding special charges and EBITDA from continuing operations [earnings before interest, taxes, depreciation, amortization and restructuring and merger-related charges (credits)]; Working capital, excluding short-term debt; Debt net of cash; and Cash earnings from continuing operations are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP") and should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP.  Presstek's management believes that EBITDA provides meaningful supplemental information regarding Presstek's current financial performance and prospects for the future.   Presstek's management believes that Cash earnings from continuing operations provide meaningful supplemental information regarding Presstek's current financial performance and prospects for the future.  Presstek's management believes that Working capital, excluding short-term debt, provides meaningful supplemental information regarding Presstek's ability to meet its current liability obligations.  Presstek's management believes that Debt net of cash provides meaningful information on Presstek's debt relative to its cash position.  Presstek believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Presstek's ongoing operations and liquidity, and when planning and forecasting future periods.  These non-GAAP measures also facilitate management's internal comparisons to Presstek's historical operating results and liquidity.  Our presentations of these measures, however, may not be comparable to similarly titled measures used by other companies.  Reconciliations of these measures to GAAP are included in the tables above.

** Certain amounts may be subject to reclassification to conform to current presentation